LEASE ASSIGNMENT/ACCEPTANCE AGREEMENT

THIS LEASE ASSIGNMENT/ACCEPTANCE AGREEMENT (the "Agreement") is made effective this **28th day of December, 2011** ("Effective Date"), by and between **Nuclear Energy Corporation LLC**, a Colorado limited liability company, whose address is 18050 County Road G, Cortez, Colorado 81321, ("NUECO") and **American Strategic Minerals Corporation**, a Colorado corporation, whose address is 31161 Hwy 90, P.O. Box 888, Nucla, Colorado 81424 ("AMICOR"). NUECO and AMICOR may be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, NUECO is the lessee of the surface and mineral rights and interests (the "Minerals") in, on and under the following properties under that certain Surface and Minerals Lease by and between J.H. Ranch, Inc., as lessor, and NUECO, as lessee, dated October 21, 2011 (the "Lease"), a copy of which is attached hereto as Exhibit A, located in San Juan County, Utah (the Surface and Minerals and Lease may collectively be referred to herein as the "Property"):

i. Township 31 South, Range 25 East, S.L.M.:
   Section 34: S½ (approximately 320 acres)

ii. Township 32 South, Range 25 East, S.L.M.:
   Section 13: W½NW¼, S½SE¼ (approximately 160 acres)
   Section 14: NE¼, W½SE¼ (approximately 240 acres)
   Section 24: N½NE¼ (approximately 80 acres)

iii. Township 32 South, Range 26 East, S.L.M.:
   Section 18: S½SW¼, SE¼ (approximately 240 acres)
   Section 19: W½NE¼, W½, S½SE¼ (approximately 480 acres)

AND WHEREAS, NUECO desires to assign the Lease to AMICOR and AMICOR desires to accept all rights, title and interest in the Lease from NUECO on the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Assignment of Lease. NUECO hereby agrees to assign the Lease to AMICOR, and AMICOR hereby agrees to accept said assignment, and agrees and covenants to perform all of NUECO's obligations under the Lease, including the payment of all Lease Payments, Annual Rents, Advanced Royalties, Production Royalties, and Other Compensation (as those terms are defined in the Lease) which may become due to the lessor under the Lease, pursuant to the terms and conditions contained herein.

2. Reimbursement and Other Consideration. For the assignment of the lease, AMICOR shall reimburse to NUECO the sum of all costs incurred by NUECO that are attributable to the Property (the "Reimbursement"). Costs incurred by NUECO that are attributable to the Property consist of a March 28, 2011-Intent to Lease Agreement-payment of Five Thousand Nine Hundred Eighty Seven Dollars (US$5,987), a September 13, 2011-Intent to Lease Agreement-payment of Five Thousand Nine Hundred Eighty Seven Dollars (US$5,987), and an October 21, 2011-Lease-payment of Eighty Seven Thousand Five Hundred Dollars (US$87,500). In total the Reimbursement shall be Ninety Nine Thousand Four Hundred Seventy Four Dollars (US$99,474) payable as follows.

a. Upon the execution and the delivery of the assignment of the Lease in the form as attached hereto as Exhibit B, AMICOR shall deliver to NUECO a promissory note in the amount of Ninety Nine Thousand Four Hundred Seventy Four Dollars (US$99,474) in form and content as set forth in Exhibit C attached hereto (the "Promissory Note").

3. The Closing. The consummation of the transactions contemplated by this Agreement shall take place on the **28th day of December, 2011**, at the offices of AMICOR located in Nucla, Colorado, or at such other time, date, location or manner as the Parties may agree (the "Closing").

4. Deliveries at the Closing. At the Closing: (i) NUECO shall deliver to AMICOR an executed Assignment of the Lease substantially in the form as set forth in Exhibit B attached hereto; and (ii) AMICOR shall deliver to NUECO the Promissory Note.

5. Representations and Warranties of NUECO. NUECO represents and warrants to AMICOR that, the statements contained in this Section 5 will be correct and complete at Closing:

a. Formation and Good Standing. NUECO is a Colorado limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and is in good standing in those states where necessary to carry out the purposes of this Agreement.

b. Authority. NUECO has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of NUECO enforceable in accordance with its terms and conditions. To the best of its knowledge, NUECO need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and all other agreements contemplated hereby, have been duly authorized by NUECO.

c. Other Agreements. NUECO will not breach the Lease, or any other agreement or arrangement, by entering into or performing this Agreement, and no consent is required by any party to the Lease, or any other person or entity, in connection with entering into or performing this Agreement.

d. No Prohibitions. To the knowledge of NUECO, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which NUECO is subject, or any provision of NUECO's Articles of Organization, Bylaws, or other governing documents, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to the Property.

e. Ownership. To the best of NUECO's knowledge, NUECO is the sole lessee under the Lease, the sole lessee of surface and minerals in, on and under the Leased Lands, and such assets are free and clear of all encumbrances, rights or claims of third parties, and NUECO has the full right to assign its rights under the Lease to AMICOR.

f. Title and Condition. NUECO has delivered to AMICOR a true and complete copy of the Lease; and: (i) the Lease is in full force and effect; (ii) NUECO is in full compliance with all material obligations under, and there is no actual or alleged breach of or default of, any material provision of the Lease; and (iii) NUECO has not received notice from the counterparties to the Lease of any breach.

g. Environmental Conditions. To the knowledge of NUECO, there is no condition in, on or under the Property, and no environmental permits or approvals exist, that could result in any environmental liabilities or other types of enforcement proceeding, or any recovery by any governmental authority or other person of remedial, reclamation or removal costs, natural resources damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat to health, safety or the environment.

6. Representations and Warranties of AMICOR. AMICOR hereby represents and warrants to NUECO that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing date:

a. Formation and Good Standing. AMICOR is a Colorado corporation organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business and is in good standing in those states where necessary to carry out the purposes of this Agreement.

b. Authority. AMICOR has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement constitutes a valid and legally binding obligation of AMICOR, enforceable in accordance with its terms and conditions. AMICOR need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and all other agreements contemplated hereby, have been duly authorized by AMICOR.

c. Other Agreements. AMICOR will not breach any other agreement or arrangement by entering into or performing this Agreement.

d. No Prohibitions. To the knowledge of AMICOR, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which AMICOR is subject, or any provision of AMICOR' Articles of Incorporation, Bylaws, or other governing documents, or (ii) result in the imposition or creation of any lien or encumbrance upon or with respect to the Property.

7. Conditions to AMICOR's Obligations to Close. AMICOR's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

a. Representations and Warranties are True. The representations and warranties of NUECO set forth in Section 5 above shall be true and correct in all material respects at and as of the Closing.

b. Delivery of Assignment. NUECO shall have executed and delivered to AMICOR the executed Assignment in the form attached hereto as Exhibit B.

8. Conditions to NUECO's Obligations to Close. NUECO's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

a. Representations and Warranties are True. The representations and warranties of AMICOR set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing.

b. Delivery of the Promissory Note. AMICOR shall have executed and delivered to NUECO the Promissory Note, specified in Paragraph 2b above, at or prior to Closing.

9. Termination. Either Party may terminate this Agreement if the other Party has not met any of the conditions or obligations to close as set forth in this Agreement by the Closing date, upon written notice to the Party prior to Closing. If any Party terminates this Agreement pursuant to this Section, all rights and obligations hereunder shall terminate without any liability of any Party to the other Party.

10. Confidentiality. All information provided by any Party to the other Party in furtherance of this Agreement shall be treated by the Parties as confidential until Closing and shall not be disclosed by any Party to any person, other than a director, officer, employee, agent, shareholder or professional advisor of or to such Party with a need to know for purposes connected with this Agreement. If any Party discloses confidential information to any person, as provided in this Section, such Party shall require the person to whom the disclosure is made to keep such information confidential and will be liable for any breach of confidentiality by that person. This Section does not apply to (i) information in the public domain, (ii) disclosures made by a Party in a news release or other public filing required under applicable securities laws, rules and regulations, (iii) information already known or independently developed by a Party or (iv) information as may be required to be disclosed by applicable law or court order.

12. Miscellaneous.

a. Further Assurances. From and after the Effective Date, and from time to time at the request of either Party, the other Party shall, without further consideration, execute and deliver such instruments of transfer, assignment and assumption, and take such other actions as may reasonably be necessary, to consummate the transactions provided for by this Agreement.

b. Notices. All notices, requests, demands, and other communications shall be in writing and addressed as follows and shall be deemed delivered when actually received by the receiving Party:

If to NUECO: Nuclear Energy Corporation LLC
Attention: Michael Thompson, Managing Member
18050 Road G
Cortez, Colorado 81321

If to AMICOR: AMICOR Resources Corporation
Attention: Kathleen Glasier, President
31161 Hwy 90, P.O. Box 888
Nucla, Colorado 81424

c. Entire Agreement. This Agreement (including all documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. This Agreement may not be modified, changed or terminated orally or in any manner other than by a written agreement executed by the Parties.

d. Successors and Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of the Parties and their respective successors and assigns.

e. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, except for conflict of laws and insofar as it may become necessary to comply with federal statutes, rules or regulations. The parties consent to jurisdiction and venue within Montezuma County, Colorado with respect to any dispute arising or related to this Agreement.

f. No Implied Covenants. The Parties agree that no implied covenants or conditions whatsoever shall be read into this Agreement relating to the assignment of the Lease.

g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The Parties intend that facsimile signatures or signatures in an electronic image file constitute original signatures and that a facsimile or electronic image file containing the signatures of the Parties is binding on the Parties.

h. Expenses. Except as expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

i. Brokers. Each Party represents to the other that it has not retained any broker, finder or similar intermediary in connection with this Agreement and the transactions contemplated hereby.

j. Authority of Signers. The individuals signing this Agreement on behalf of the Parties represent that they have the required authority to execute this Agreement and no other signatures are necessary.

k. Attorneys' fees. If either Party brings suit to enforce or interpret this Agreement, or any document, instrument or agreement delivered pursuant to this Agreement, or with respect to any other issue related to this Agreement, the prevailing Party shall be entitled to recover from the other Party the prevailing Party's reasonable attorneys' fees and costs, including expert witness fees, incurred in any such action or in any appeal from such action, in addition to any other relief to which the prevailing Party is entitled.

IN WITNESS WHEREOF, NUECO and AMICOR have executed this Agreement to be effective as of the date first set above.

Nuclear Energy Corporation LLC, a Colorado limited liability company	American Strategic Minerals Corporation, a Colorado corporation
[signature]	[signature]
Michael Thompson, Managing Member	Kathleen Glasier, President

SURFACE AND MINERALS LEASE

This agreement made and entered into on this 21st day of October, 2011, by and between J.H. Ranch, Inc., a Colorado Corporation, collectively called Lessor (whether one or more), and Nuclear Energy Corporation, LLC, a Colorado Limited Liability Company, as Lessee.

WITNESSETH:

In consideration of the sum of Ten Dollars ($10.00) plus other additional monetary considerations paid by Lessee to Lessor, receipt whereof is hereby acknowledged, and of the covenants and agreement hereinafter expressed, the parties hereto agree as follows:

RIGHTS GRANTED TO LESSEE

Lessor hereby leases and grants the Lessee the exclusive right and privilege to explore for, extract, transport, and dispose of all uranium, thorium, vanadium, and all other minerals occurring in association therewith (hereinafter referred to as "Leased Deposits") in, upon or under those certain lands in San Juan County, Utah, which are particularly described in "Exhibit A" attached hereto and made apart hereof (which said lands are hereinafter referred to as the "Leased Premises"), together with the right to construct all such works, pads, buildings, plants, structures, roads, power and communication lines, and appliances as may become necessary or convenient for the exploration, extraction, preparation, processing, reclamation, and marketing of the Leased Deposits and the right to use so much of the surface of the Leased Premises as reasonably may be required for the exercise of the rights and privileges herein granted, including, without limitation, access for ingress and egress to the Leased Premises.

Lessor further hereby leases and grants unto Lessee the exclusive right and privilege to enter upon, through, and under the Leased Premises for the purposes of exploring, extracting, producing, marketing and disposing any uranium, thorium, vanadium and other minerals occurring in association therewith, located or produced on other lands not owned by the Lessor, including the right of Lessee to construct utilities, roads, and other facilities Lessee deems necessary for the production of said minerals on other lands; the right to transport such minerals through any tunnels, roads, or other mine workings existing or constructed on, through, or under the Leased Premises; and the right to access the Leased Premises for any other purpose as may be required by law.

Lessor also grants unto Lessee, the exclusive right to review and copy all maps, drill logs, reports, summaries, and/or any other data held by Lessor that was collected from previous exploration and mining operations of which pertain to the Leased Premises.

To have and to hold unto Lessee for a term of twenty (20) years and so long thereafter as Lessee complies with the terms and conditions of this Lease, including payment of annual rents, unless sooner terminated or surrendered as hereinafter set forth.

WARRANTY OF LESSOR

Lessor hereby warrants that it is the sole owner of the Leased Deposits and Leased Premises, and that there are no third-party claims or encumbrances on the Leased Deposits and/or Leased Premises which would impair the Lessee's rights or obligations hereunder, and that the Lessor need not give any notice to, or make any filing with, or obtain any authorization, consent, or approval to consummate the transactions contemplated by this Lease. In the event Lessor breaches this provision, Lessor shall be obligated to reimburse the Lessee for all payments made hereunder and to indemnify Lessee from and against all claims, damages, penalties, and other costs incurred by the Lessee that result from the breach.

PROPER OPERATION REQUIRED

Lessee shall conduct all operations on the Leased Premises in the manner necessary to good mining and engineering practices and in a manner that the Lessee determines is most economical. Lessee further agrees that any parts of the Leased Premises which are excavated as a result of surface exploratory drilling upon completion of such drilling, Lessee shall restore the land to its approximate original contours as best practicable. Nothing herein shall act as a warranty from Lessee that the property shall be suitable for any particular purpose.

Except as provided herein, Lessee shall erect and maintain fences and cattle guards around workings and structures of which Lessee utilizes for mining and along roads constructed or utilized by Lessee in the conducting of its mining operations wherever reasonably required to protect Lessor's livestock against injury or destruction. Lessee shall not be required to fence roads or drill site locations which are utilized temporarily for exploratory drilling activities.

Lessee, utilizing any gates in fences maintained by Lessor on or about the Leased Premises, shall promptly close such gates. Lessee shall promptly repair any damage which may be caused by Lessee's operation to any enclosures or improvements of Lessor and shall use reasonable precautions to avoid interference with Lessor's cattle and farming operations on the Leased Premises. Notwithstanding the foregoing, so long as Lessee complies with applicable state and federal regulations for the transport of ore, Lessee shall not be responsible for any damages to livestock caused by the transport of ore. Lessee may discontinue operations when, in its sole discretion, it deems it necessary or desirable to do so, so long as Lessee makes all payments required hereunder.

LEASE PAYMENT

See "Exhibit B" attached hereto and made apart hereof.

ANNUAL RENT

See "Exhibit C" attached hereto and made apart hereof.

ADVANCED ROYALTY

See "Exhibit D" attached hereto and made apart hereof.

PRODUCTION ROYALTY

See "Exhibit E" attached hereto and made apart hereof.

OTHER COMPENSATION

See "Exhibit F" attached hereto and made apart hereof.

LESSOR'S BANK AND AGENT

Lessor will designate a Bank (to be disclosed to Lessee 90 days before any production royalty payments are due), and its successor or successors (herein called "Bank") as depository and trustee to receive and receipt for all production royalties to be paid by Lessee payable hereunder regardless of any future diversity or change in ownership of and claim to royalties or other payments due hereunder. All production royalty payments which are correctly completed and paid to the Bank by wire transfer or mailed by certified mail, return receipt requested, shall constitute complete release to Lessee with respect to such payments. At the time of transmitting any actual production royalty payment to the Bank, Lessee shall also prepare and send to Lessor, or such other person as Lessor shall designate in writing as agent for Lessor, a detailed report showing the calculation of such actual production royalty, which report shall include information designating the particular portion of the Leased Premises with respect to which such actual production royalty was paid, and the tonnage of ore extracted and sold or fed to Initial Process, as defined in "Exhibit E". Such reports shall be accompanied by copies of settlement sheets or other data confirming the quantity and grade of all ores sold or fed to Initial Process by Lessee and with respect to which actual production royalties were paid.

BOOKS AND RECORDS

Lessor and its authorized agents shall at any and all reasonable times be permitted to inspect records of production, shipment and sales of ore, including assay reports, of Lessee relating to the Leased Deposits in order to ascertain the correct amount of production royalty due Lessor or to determine whether or not the provisions of this Lease are being complied with. Lessee agrees, on the beginning of each annual quarter so long as this Lease is in effect, to furnish Lessor or Lessor's agent with copies of drilling logs, radiometric logs and other geological or physical results obtained as a result of exploration drilling; a map showing drill hole locations, elevations, and results; and a mine map showing all of the underground development work performed by Lessee upon the Leased Premises.

LESSOR'S RIGHT OF INSPECTION

Lessee shall allow Lessor and Lessor's authorized agents to enter upon and into Lessee's workings on the Leased Premises for purposes of inspection upon 24 hours written notice. Lessor agrees to comply with all applicable laws and regulations when entering upon the Leased Premises and to indemnify and hold Lessee harmless for any damages, claims, penalties or costs which might be incurred for failure to comply with applicable laws and regulations. It is understood and agreed that Lessee shall assume no responsibility for the safety of Lessor or its agents when and while upon the Leased Premises for such purposes, and Lessor shall indemnify and hold Lessee harmless for any claim, damages or injury which occurs as the result of Lessor or its agents exercising its right of inspection. Lessee further agrees that the right to inspect shall

JWJ J.H. Ranch, Inc. MT Nuclear Energy Corporation, LLC Date: 10/21/11

include the right of access, at Lessor's risk, and holding Lessee harmless from any claim, damages or injury, through the portal of the mine and stockpile of mined ores regardless of whether the portal and stockpile are situated on Lessor's property or not.

ORES NOT TO BE COMINGLED

Lessee shall not mix any ores from the Leased Deposits with the ores, minerals or products derived from any other entity's property until such time as the ore has been sampled and assayed.

STATE AND FEDERAL LAW; INDEMNIFICATION OF LESSOR

Lessee, in the operation and development of the Leased Premises, shall be subject to all applicable federal and state laws regarding mining operations.

Lessee shall pay and satisfy all claims incurred by it for materials, supplies and labor in connection with its working of said mine and shall keep mining property free of liens or encumbrances of any and every kind, except such as might result from state and county tax assessments not required to laws of State of Utah, and all federal or state rules and regulations regarding Employers' Liability, Workmen's Compensation, Social Security and Unemployment Insurance, and said Lessee covenants and agrees to indemnify and hold harmless the Lessor from and against the payment of any and all damages, claims, costs and expenses arising from Lessee's activities hereunder due to the existence of such enactments, and of any and all claims, costs and expenses in connection therewith under any claim or subrogation provided for by aid enactments to otherwise; and Lessee shall further indemnify and hold harmless Lessor from and against any and all damages, claims, costs and expenses caused by Lessee arising out of damage to property or any injuries to or death of the employees of Lessee, or any other person whomsoever, other than Lessor and those acting under it, where such injury, death or damage occurs because of, or in connection with, the use, operation or development of the Leased Premises whether such claims are based upon a right conferred by the common law or by statute.

TAXES

Lessee shall pay before they are delinquent all taxes levied or assessed against any and all of Lessee's personal property, machinery, and equipment placed upon the Leased Premises by Lessee during the term of this Lease.

Lessee agrees to pay Eighty-Seven and One-Half Percent (87.5%) and Lessor agrees to pay Twelve and One-Half Percent (12.5%) of all mine occupation taxes, net proceeds taxes, production or severance taxes, and all ad valorem taxes, other than ad valorem taxes assessed against improvements of Lessor and growing crops which shall be separately assessed and paid by Lessor, assessed against the valuation or increased valuation on the Leased Premises, and all other taxes or assessments, other than federal and state franchise taxes, resulting from, measured by, or attributable to the production and/or sale by Lessee of ores or minerals from the Leased Premises and the balance of the tax is to be paid by Lessor or others having interest in the Leased Deposits. The parties hereto shall have the obligation to pay their respective shares of the taxes, for taxes accrued during the term of this Lease, as herein provided irrespective of the time the same are levied or assessed and even though levied and assessed after this lease is cancelled, surrendered, or terminated for any reason whatsoever.

In order to establish a reserve fund for the payment of the taxes set forth in this Section of the Lease ("Reserve Fund"), it is hereby agreed that Lessee shall deposit with the Bank a sum equal to Three Percent (3%) of the Fair Market Value (as defined in "Exhibit E") of the ores mined or processed by Lessee, of which 87.5% shall be chargeable to Lessee and 12.5% shall be chargeable to Lessor. Payments by the Lessee into the Reserve Fund shall occur on the tenth day of each month, and the amount deposited shall be based on production which occurred in the immediately preceding month. The Reserve Fund shall be used by Bank as escrow holder, for the payment of the said taxes upon the mutual agreement of the parties hereto so directing the Bank. If it is determined that said fund is too much or too little, then the amount set up in the reserve fund shall be decreased or increased as needed. Any funds remaining after the payment of said taxes shall be refunded to the parties hereto in proportion to their contributions to said fund.

PROTECTION AGAINST LIENS ARISING THROUGH LESSOR'S DEFAULT

If Lessor shall fail to pay any amounts due under, or to duly satisfy and discharge, any mortgage or lien on the Lessor's interest in the Leased Premises or Leased Deposits, except outstanding royalties, or shall permit any lien or encumbrance to be imposed upon the Leased Premises or Leased Deposits, then, at its option, Lessee may, but shall not be obligated to, pay

and discharge any such mortgage or lien so unpaid and due and payable, and Lessee may reimburse itself for any such payment to satisfy and discharge any such mortgage, and/or for all payments and costs of paying, satisfying and discharging any such lien or encumbrance, by withholding and retaining any amounts so paid from any and all amounts which thereafter become due and payable to Lessor during the term of this Lease. In the event of Lessee's payment, discharge or satisfaction of a mortgage or of a lien or encumbrance, as authorized in this Section, Lessee shall have all of the rights and remedies against Lessor which the mortgagor or the lien-holder of such lien or the holder of such encumbrance had against the Lessor immediately prior to the time of such payment, satisfaction or discharge.

FORCE MAJEURE

If and so long as governmental restrictions, inability to obtain mining permits, licenses and governmental approvals, war or the results thereof, strikes, acts of God or the elements, or any cause, whether or not like those enumerated, beyond the control of Lessee, shall substantially interfere with or prevent Lessee's exploration, development or mining of the Leased Premises or the sale of ores therefrom, or while litigation contesting the rights and titles of Lessor shall be pending and undetermined Lessee, without impairment of its rights hereunder, shall be excused from performance hereunder except for the payment of taxes and the payment of production royalties on ores theretofore removed and sold, and with those exceptions, Lessee's obligations hereunder shall be suspended and tolled and the time for performance thereof and the term of this Lease shall be extended for a period of time equal to each such period during which performance by Lessee is so excused. Both Parties shall use reasonable diligence to attempt to remove any preventing cause constituting a force majeure and promptly upon the removal thereof, shall resume performance of the obligations tolled and excused by said preventing cause. The prevention or settlement of any strike or labor dispute shall not, within the meaning of this Section, be considered a matter within the control of the Lessee.

TERMINATION

Except as excused by force majeure as set forth above, in the event of the failure of Lessee to make any payment or to perform any substantial obligation required of it under this Lease, Lessor shall deliver a written notice to Lessee specifying in detail such default in performance. If Lessee should fail to make such payment or perform any other substantial obligation within thirty (30) days after delivery of said notice, or if such obligation cannot be performed within said 30-day period, shall fail to promptly commence and thereafter diligently complete performance of such obligation, then at the election of Lessor, by written notice to Lessee, all of Lessee's rights and interests under this Lease shall become terminated and forfeited to Lessor, except as hereinafter provided.

If Lessee should dispute that a default has occurred, it shall so advise Lessor and such question shall be submitted to binding arbitration administered by the American Arbitration Association under its Rules for commercial arbitration. Within the thirty-day period set forth above, in the event of a dispute as to whether or not a default has occurred, either party may institute an arbitration proceeding to have such question determined. If the arbitrator finds that a party was in default, then that party shall have fifteen (15) days after such decision, or the time provided in such decision, whichever is longer, within which to cure the default, and if such default or defaults be cured, there shall be no breach hereunder with respect to the same. The number of arbitrators shall be one and the place of arbitration shall be Cortez, Colorado, or such other place as the parties may agree. The decision of the arbitrator shall be in writing, immediately binding on the parties, and not subject to review or appeal by any court whatsoever, except that any party may take action in any court of competent jurisdiction to enforce the decision. The costs and expenses of the arbitrator shall be borne equally by the parties. Each party shall bear their own costs and expenses incurred in any such proceeding.

All terms, rights reserved, and restrictions described in the March 28, 2011, Intent to Lease Agreement by and between Reardon Steel LLC and its affiliates, of 18050 County Road G, Cortez, Colorado 81321 and J.H. Ranch, Inc. and its affiliates, of HC 63, Box 128, 875 N. Ucolo Road, Monticello, Utah 84535, shall remain in full force and effect for the benefit of Reardon Steel LLC and its affiliates or their assigns in the event that this lease is terminated prior to the expiration date of the Intent to Lease Agreement.

USE OF ADJACENT PREMISES; CROSS MINING

Subject to the provisions appearing elsewhere in this Lease, during the term of this Lease, Lessee is hereby granted the right, if it so desires, to possess and use parts of the Leased Premises and all such structures, facilities, tunnels, shafts, pits, openings, ditches, pipelines,

equipment, machinery, roads, haulageways and other improvements or appurtenances directed or placed upon the Leased Premises by Lessee for the purpose of developing, producing, removing, extracting, mining, treating, processing, stockpiling, storing, depositing and transporting ore, concentrate products, waste, water, fluids, solutions, or materials from any adjoining or nearby property owned, controlled, leased, or operated by Lessee and for any other purposes, including access, in connection with exploration, development or producing operations on such adjoining or nearby property owned, controlled, leased, or operated by Lessee and for any other purposes, including access, in connection with exploration, development or producing operations on such adjoining or nearby property. Similarly Lessee shall have the right to explore, mine and develop the Leased Deposits through and by means of shafts, tunnels and other access openings or workings situated in whole or in part upon such adjoining or nearby property.

During the term of this Lease, Lessee is hereby granted the right, if it so desires, to possess and use extralateral veins on property owned or controlled by Lessor which are adjacent to the Leased Premises.

LESSEE'S RIGHT OF SURRENDER

Anything to the contrary notwithstanding, and in Lessee's sole discretion, Lessee may, at any time, terminate this Lease with or without cause by executing and giving to Lessor a notice in substantially the following form:

NOTICE

Pursuant to the provisions of Paragraph entitled 'Lessee's Rights of Surrender' of the Mining Lease, dated (date of Lease) between (name of Lessor) ("Lessor") and Nuclear Energy Corporation, LLC ("Lessee"), and recorded in Book ________ at Pages __________ in the records of ________________ County, State of ________________, Lessee has elected to and does terminate the said Mining Lease with respect to, and only with respect to, the following described lands:

(herein to be inserted with particularity the legal description of the portion of the Leased Premises as to which the Mining Lease is terminated)

By this instrument, Lessee, relinquishes and surrenders any claim or interest it may have had or acquired under and by virtue of said Mining Lease with respect to, and only with respect to, the lands described in this Notice. Said Mining Lease remains in full force and effect as to any of the Lands described in said Mining Lease not heretofore relinquished or surrendered by Lessee, or which are not specifically described in this Notice.

LESSEE:

Signed By: Dated:

______________________________________ ______________

Notice to be properly acknowledged in the form required for the State of Utah.

Lessee, warrants that any of the Leased Premises and Leased Deposits relinquished and surrendered by it pursuant to this Section shall be free and clear of any claim, lien, or encumbrance arising out of Lessee's operations of the Leased Premises. Upon delivery of any such notice this Lease shall terminate and cease as to, and only as to, the part of the Leased Premises and Leased Deposits described in any such notice and Lessee (except as herein otherwise provided with respect to annual rentals payable) shall then be relieved of any and all obligations, liability or responsibility of every kind and character whatsoever which subsequently accrue or become due with respect to the particular portion of the Leased premises described in such notice. Notwithstanding anything to the contrary in this Lease, a surrender or termination of this Lease by Lessee of more than one-half of the surface acres leased herein shall act as, and be treated by all parties as a surrender and termination of the entire Lease. Lessee's right to relinquish and surrender less than all of the Leased Deposits and Leased Premises shall be subject to the condition that until Lessee has relinquished and surrendered all of its interests in and to the Leased Deposits and Leased Premises ("Exhibit A"), the Lease Payment ("Exhibit B") and Advanced Royalty Payment ("Exhibit D") shall be paid on schedule and in full with respect to this Lease, and the Annual Rents Payment ("Exhibit C") shall be paid on schedule and in full with respect to the surface acres not yet surrendered.

Lessor agrees that it will accept payment of all sums due and payable under this Lease at the time any such payment becomes due and payable.

REMOVAL OF EQUIPMENT

Lessee shall have a period of ninety (90) days after valid forfeiture, cancellation or other termination of this Lease to remove from the Leased Premises all warehouse stocks, merchandise, materials, tools, equipment, supplies and all machinery and personal property erected or placed in or upon the Leased Premises by Lessee, provided, however, that Lessee shall not remove any timbering or other underground structures required for support of any underground drifts, tunnels or other workings. Lessee shall have the right to remove any track, rails, water or air pipelines, ore bins, electrical cable, transformers and ventilation fans from the Leased Premises, provided, however, that prior to the removal of such items, Lessee shall afford Lessor the opportunity to purchase the same at the fair salvage value thereof. If inclement weather prevents or hinders complete removal of the personal property within such 90-day period, Lessee shall have an additional amount of time beyond said 90-day period in which to remove such personal property so that Lessee shall have had an aggregate of at least a full 90 days of time in which its removal operations were not interfered with by inclement weather.

WATER RIGHTS

Lessee shall also have the right to use any water or water rights belonging to Lessor as long as the same does not interfere with the use being made of the same by Lessor. Lessor shall have the right to use water or water rights developed by Lessees as long as the same does not interfere with the use being made of the same by Lessee. All water rights discovered and/or developed by Lessee's operations shall be plotted on maps and furnished to Lessor on a monthly basis. Lessee agrees that, without the consent of Lessor, Lessee shall not drill any exploratory drill holes within a radius of one hundred feet (100') of the presently existing water well of Lessor. Lessee agrees that any holes drilled within three hundred feet (300') of any presently existing water wells will be sealed and grouted from the surface to the bottom of the drill hole to the extent necessary to prevent altering the presently existing groundwater conditions.

NEGATION OF IMPLIED COVENANT TO DEVELOPMENT

The annual payments of Lease Payment, Annual Rent, and Advanced Royalty required under this Lease shall be in full satisfaction of any covenant, express or implied, to explore, develop or mine the Leased Premises and the amount, the nature, extent and scheduling of any work which Lessee may perform on or in connection with the Leased Premises shall be at Lessee's sole discretion.

MANNER OF GIVING NOTICE

Any notice contemplated herein to be served upon Lessee shall be in writing and shall be sufficiently given if deposited in the United States mail postage prepaid and registered or certified and addressed to Lessee as follows, or at such other address as Lessee may, from time to time in writing designate:

Nuclear Energy Corporation, LLC
18050 County Road G
Cortez, CO 81321

Any notice contemplated herein to be served upon Lessor shall be in writing and shall be sufficiently given if deposited in the United States mail, postage prepaid and registered or certified and addressed to Lessor as follows, or at such other address as Lessor may, from time to time in writing, designate:

To be addressed for all correspondences regarding the Leased Premises:

J.H. Ranch, Inc.
HC 63, Box 128
875 N. Ucolo Road
Monticello, Utah 84535

Service of notice by mail shall be deemed effective and complete upon date of posting and mailing in accordance herewith.

It is understood and agreed that personal service of notice upon either party shall be deemed sufficient service of notice, and no mailing of notice in the case of personal service shall be necessary.

NEGATION OF LESSEE'S OBLIGATIONS

Except as specifically provided in this instrument, Lessee makes no express or implied covenant, agreement or condition relating to its exploration of the minerals or operations on or under the Leased Premises. Except as specifically stated and provided in this Lease, whether or not any such exploration, development or operations (including mining) shall at any time be

conducted by Lessee, the nature, manner and extent thereof shall be matters to be determined by Lessee.

WARRANTIES

Lessor represents and warrants that it is the owner of the Leased Premises and has the right to lease the same. If Lessor owns an interest in the Leased Deposits which is less than the entire and undivided mineral estate therein, whether or not such lesser interest is referred to herein, than the royalties provided for herein, shall be paid to Lessor only in the proportion which Lessor's interest therein bears to the mineral estate. With respect to that portion, if any, of the Leased Premises in which Lessor owns no right, title, or interest in the Leased Deposits, Lessee is under no obligation to pay, and Lessor has no right to receive, production royalty payments. Lessor further warrants and agrees to cooperate with and assist Lessee in obtaining any necessary state or federal permits to enable Lessees operations. Nothing contained in this Section shall be construed as limiting or restricting Lessee's right to withhold all payments under this Lease in the event of adverse claim, dispute or question as to the ownership or title to the Leased Premises or of the production royalties payable thereunder.

ASSIGNMENT

The Lessee shall have the right to assign, transfer, delegate, or otherwise convey its right and/or duties hereunder at its sole discretion, and without the prior express approval of Lessor. In that event only, the provisions hereof shall inure to the benefit of and shall be binding upon the successors in interest, legal representatives and assigns of the respective parties hereto, but no party hereto shall be chargeable with notice of any assignment or conveyance until such party shall have been furnished with written notice thereof and with a duplicate certified, or photostatic copy of the instrument of assignment or conveyance.

CHOICE OF LAW

This Lease shall be construed pursuant to the laws of the State of Colorado, except as to real property issues which shall be governed by the law of the situs of the property. Jurisdictional venue for any disputes arising from this Lease shall reside in Montezuma County, Colorado.

FURTHER ASSURANCES

Each of the parties hereto shall, without further consideration, at all times and from time to time hereafter, do such further acts and execute and deliver such further documents as may be necessary or desirable to give full effect to the provisions of this Lease, including the Lessor executing any applications, permits, licenses, contracts, or other documents required by law for the exploration, development, mining, marketing, or reclamation of the Leased Premises or Leased Deposits.

SEVERABILITY

If any term, covenant or condition of this Lease and the application thereof shall to any extent be held invalid or unenforceable, the remainder of the Lease shall not be affected, and each term, covenant and condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

NON-WAIVER

No delay or admission in the exercise of any right or remedy by either party shall impair such a right or remedy or be construed as a waiver.

EXECUTION IN COUNTERPART

This Mining Lease may be executed in any number of counterparts and all parties need not sign the same identical copy thereof. The Mining Lease shall be binding upon each of the parties signing a copy thereof and upon the interest of such party in the Leased Premises to the same extent as if all parties owning interest therein had signed the same identical copy of this Mining Lease.

Lessor; J.H. Ranch, Inc:

By: ______________________ Pres.
John H. Skidmore, President

Attest:

By: ______________________, Sec.
Shirley J. Skidmore, Secretary

Lessee; Nuclear Energy Corporation, LLC

By: ______________________
Michael Thompson, Managing Member

STATE OF Colorado)
COUNTY OF Dolores)
On the 21 day of October, 2011, personally appeared before me John H. Skidmore, President of J.H. Ranch, Inc., a Colorado Corporation, the signer of the foregoing instrument, who duly acknowledged to me that he executed the same.

Dawn Hemphill
(sign) Notary Public (SEAL) DAWN HEMPHILL NOTARY PUBLIC STATE OF COLORADO
My Commission Expires: 01/07/13

STATE OF Colorado)
COUNTY OF Dolores)
On the 21 day of October, 2011, personally appeared before me Michael Thompson, Managing Member of Nuclear Energy Corporation, LLC, a Colorado limited liability company, the signer of the foregoing instrument, who duly acknowledged to me that he executed the same.

Dawn Hemphill
(sign) Notary Public (SEAL) DAWN HEMPHILL NOTARY PUBLIC STATE OF COLORADO
My Commission Expires: 01/07/13

"EXHIBIT A": LEGAL DESCRIPTIONS OF LEASED PREMISES

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

The following described lands located in San Juan County, Utah are included within the Leased Premises:

Township 31 South, Range 25 East, S.L.M.:

- Section 34: S½ (approximately 320 acres)

Township 32 South, Range 25 East, S.L.M.:

- Section 13: W½NW¼, S½SE¼ (approximately 160 acres)
- Section 14: NE¼, W½SE¼ (approximately 240 acres)
- Section 24: N½NE¼ (approximately 80 acres)

Township 32 South, Range 26 East, S.L.M.:

- Section 18: S½SW¼, SE¼ (approximately 240 acres)
- Section 19: W½NE¼, W½, S½SE¼ (approximately 480 acres)

TOTAL LEASED PREMISES: approximately 1,520 acres

JHB J.H. Ranch, Inc. AT Nuclear Energy Corporation, LLC Date: 10/21/11

"EXHIBIT B": LEASE PAYMENTS

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

Lessee shall make the following Lease Payments to Lessor according to the following schedule, unless otherwise agreed to in writing by the parties:

Commencing on or before the 30th day after the effective date of this Lease, Lessee shall pay to Lessor the sum of Forty Three Thousand Seven Hundred Fifty Dollars ($43,750) as the first Lease Payment for said Lease.

Commencing on or before the 30th day after the first anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Forty Two Thousand Five Hundred Dollars ($42,500) as the second Lease Payment for said Lease.

Commencing on or before the 30th day after the second anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Seventy Thousand Dollars ($70,000) as the third Lease Payment for said Lease.

Commencing on or before the 30th day after the third anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Eighty Seven Thousand Five Hundred Dollars ($87,500) as the fourth Lease Payment for said Lease.

Commencing on or before the 30th day after the fourth anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Eighty Seven Thousand Five Hundred Dollars ($87,500) as the fifth and final Lease Payment for said Lease.

Lessee shall make the above payments payable to John H. Skidmore unless notified in writing 30 days prior to a payment due date to make payments to another person(s) or entity, in which case Lessor shall provide to Lessee a deed, an assignment or another document showing the new interest(s) in the Lease entitled to receive the payments provided for herein. Persons or parties that receive the above payments will distribute the funds received from Lessee in proportion to the respective ownership of the persons or parties that collectively comprise the Lessor as defined in the Lease.

"EXHIBIT C": ANNUAL RENTS

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

Commencing on or before the 30th day after the fifth anniversary of the effective date of this Lease and each year thereafter on or before that date, Lessee shall pay to Lessor Ten Dollars ($10) for each acre of land contained within the Leased Premises as described in "Exhibit A" attached hereto. At the beginning of each year, Lessee has the option to surrender any lands within the Leased Premises so long at least one-half (½) of the acreage described in "Exhibit A" attached hereto, continues to be Leased by Lessee.

Lessee shall make the above payments payable to John H. Skidmore unless notified in writing 30 days prior to a payment due date to make payments to another person(s) or entity, in which case Lessor shall provide to Lessee a deed, an assignment or another document showing the new interest(s) in the Lease entitled to receive the payments provided for herein. Persons or parties that receive the above payments will distribute the funds received from Lessee in proportion to the respective ownership of the persons or parties that collectively comprise the Lessor as defined in the Lease.

JHS J.H. Ranch, Inc. MT Nuclear Energy Corporation, LLC Date: 10/21/11

"EXHIBIT D": ADVANCED ROYALTY

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

Lessee shall make the following Advanced Royalty Payments to Lessor according to the following schedule, unless otherwise agreed to in writing by the parties:

Commencing on or before the 30th day after the effective date of this Lease, Lessee shall pay to Lessor the sum of Forty Three Thousand Seven Hundred Fifty Dollars ($43,750) as the first Advanced Royalty Payment for said Lease.

Commencing on or before the 30th day after the first anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Forty Two Thousand Five Hundred Dollars ($42,500) as the second Advanced Royalty Payment for said Lease.

Commencing on or before the 30th day after the second anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Seventy Thousand Dollars ($70,000) as the third Advanced Royalty Payment for said Lease.

Commencing on or before the 30th day after the third anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Eighty Seven Thousand Five Hundred Dollars ($87,500) as the fourth Advanced Royalty Payment for said Lease.

Commencing on or before the 30th day after the fourth anniversary of the effective date of this Lease, Lessee shall pay to Lessor the sum of Eighty Seven Thousand Five Hundred Dollars ($87,500) as the fifth and final Advanced Royalty Payment for said Lease.

The above Advanced Royalty payments shall constitute prepayment of, and advances against, any Production Royalty due to Lessor as described in "Exhibit E" attached hereto. Lessee shall tender the above annual Advanced Royalty payments to Lessor whether or not Production Royalty payments are due to Lessor during each year, or any year; however Lessee is entitled to credit all Advanced Royalty payments paid to Lessor against and in reduction of Production Royalty payments due to Lessor at any time, until the entire, cumulative amount of Advanced Royalty payments has been recovered by Lessee. If the total Advanced Royalty payments received by Lessor is greater than the Production Royalty payments due to Lessor during the term of the Lease (as extended or amended), Lessor shall not be required to refund or reimburse Lessee any such excess Advance Royalty payments.

Lessee shall make the above payments payable to John H. Skidmore unless notified in writing 30 days prior to a payment due date to make payments to another person(s) or entity, in which case Lessor shall provide to Lessee a deed, an assignment or another document showing the new interest(s) in the Lease entitled to receive the payments provided for herein. Persons or parties that receive the above payments will distribute the funds received from Lessee in proportion to the respective ownership of the persons or parties that collectively comprise the Lessor as defined in the Lease.

"EXHIBIT E": PRODUCTION ROYALTY

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

1. Lessee shall pay Lessor a Production Royalty of Six and One-Quarter Percent (6.25%) of the "fair market value", determined as hereinafter provided, of all crude ores containing uranium, vanadium and associated and related minerals mined and shipped or sold from the Leased Deposits or fed to Initial Process. When Production Royalty payments from the sale of ores from the Leased Premises equal the cumulative amount due to Lessor as Advanced Royalty Payments (see "Exhibit D" attached hereto), Lessee shall pay Lessor a Production Royalty of Twelve and One-Half Percent (12.5%) of the "fair market value", determined as hereinafter provided, of all crude ores containing uranium, vanadium and associated and related minerals mined and shipped or sold from the Leased Deposits or fed to Initial Process.
2. If ores mined from the Leased Premises are sold by Lessee in a crude state to an independent mill or other reduction works, "fair market value" shall mean the gross amount received by Lessee for such crude ores mined and sold to a mill or other plant (hereinafter referred to collectively as "Receiving Plant"), f.o.b. the mill, including any subsidy, bonus or equivalent thereof payable by the federal government or any agency thereof or from any other source as a result of the production, sale or disposal of crude ore; providing that payment of royalties on such subsidy or bonus is not contrary to law or governmental regulation.
3. If Lessee does not sell crude ore to a Receiving Plant but elects to feed such ore to "Initial Process," as herein defined, it will pay Lessor Twelve and One-Half Percent (12.5%) of the fair market value of all crude ores mined and removed from the Leased Premises and fed to "Initial Process". "Initial Process" as used herein shall mean any processing or milling procedure to up-grade, concentrate or refine crude ores, including custom milling or other processing arrangement whereby title to the crude ore and all products derived therefrom is retained by Lessee. "Fair market value" as used in this Paragraph 3 shall mean the value of such crude ores f.o.b. the mill as determined by the prevailing market price of the Leased Deposits paid for ores of similar geological characteristics, grade, quantities and metallurgical characteristics at the time of delivery of said ores and shall include any subsidy, bonus or equivalent thereof, payable to federal government or any agency thereof or from any other source as a result of the production sale or disposal of crude ore, providing the payment of royalties on such subsidy or bonus is not contrary to law or government regulation.
4. Unless crude ores are fed to Initial Process by Lessee or unless otherwise required by law or by regulation or action of a governmental agency, Lessee will make reasonable efforts to ship all ores mined hereunder to the Receiving Plant offering the most favorable terms for the quantity available, and will appropriately bill the ores to show that they are from the Leased Premises. Most favorable terms shall be defined as the highest compensation that can be obtained from a mill, after deducting the costs for shipping the ore. Irrespective of the above provision, Lessee shall have the right to enter into long term marketing contracts for the marketing of mine production from the Leased Premises and if such contract is for a term not exceeding five (5) years and is entered into in good faith by Lessee with a third party in which Lessee has no direct or indirect substantial interest and is a result of arms length negotiation, then the price paid pursuant to such contract shall be determinative of the fair market value of the ores for purposes of royalty calculation. In negotiating any such long term marketing contracts, Lessee agrees to utilize reasonable efforts in an attempt to have included in such contracts provisions providing for escalation or de-escalation of price to reflect changes in the market prices for the mine production during the term of the contracts.
5. Any amount due and payable to Lessor as actual royalty on any shipment of ore extracted, shipped and sold or fed to Initial Process hereunder shall be paid by Lessee to Lessor on or before the 15th day of the month next succeeding the calendar month during which Lessee shall have received payment for such shipment.

"EXHIBIT F": OTHER COMPENSATION

ATTACHED HERETO AND MADE APART HEREOF THAT MINING LEASE DATED THE 21st DAY OF October, 2011.

Lessee agrees to pay Lessor a one-time damage payment of Two Thousand Dollars ($2,000) for each acre of land within the Leased Premises that is rendered permanently unusable for farming or grazing as a result of Lessee's mining activities, as authorized within this Lease.

Lessee agrees to pay Lessor a one-time damage payment of Two Hundred Dollars ($200) for each drilling site that is constructed within the Leased Premises.

Lessee agrees to pay Lessor a one-time damage payment of Five Hundred Dollars ($500) for each ventilation borehole that is constructed on the Leased Premises.

Lessee shall make the above payments payable to John H. Skidmore unless notified in writing 30 days prior to a payment due date to make payments to another person(s) or entity, in which case Lessor shall provide to Lessee a deed, an assignment or another document showing the new interest(s) in the Lease entitled to receive the payments provided for herein. Persons or parties that receive the above payments will distribute the funds received from Lessee in proportion to the respective ownership of the persons or parties that collectively comprise the Lessor as defined in the Lease.

JHS J.H. Ranch, Inc. ATC Nuclear Energy Corporation, LLC Date: 10/21/11

Exhibit B

(Lease Assignment/Acceptance Agreement)

ASSIGNMENT OF MINERAL LEASE

THIS ASSIGNMENT OF MINERAL LEASE ("Assignment") is entered into this **28th day of December, 2011** (the "Closing date"), by and between Nuclear Energy Corporation, LLC, a Colorado limited liability company, whose address is 18050 Road G, Cortez, Colorado 81321 ("Assignor"), and American Strategic Minerals Corporation, a Colorado corporation, with an address of 31161 Hwy 90, P.O. Box 888, Nucla, Colorado 81424 ("Assignee").

Assignor is the lessee under that certain Mineral Lease attached hereto as Exhibit A (the "Lease") for the following lands located in San Juan County, Utah:

Township 31 South, Range 25 East, S.L.M.:

- Section 34: S½ (approximately 320 acres)

Township 32 South, Range 25 East, S.L.M.:

- Section 13: W½NW¼, S½SE¼ (approximately 160 acres)
- Section 14: NE¼, W½SE¼ (approximately 240 acres)
- Section 24: N½NE¼ (approximately 80 acres)

Township 32 South, Range 26 East, S.L.M.:

- Section 18: S½SW¼, SE¼ (approximately 240 acres)
- Section 19: W½NE¼, W½, S½SE¼ (approximately 480 acres)

In accordance with the closing of the terms and conditions of a certain underlying Lease Assignment/Acceptance Agreement, as entered into between the parties hereto (the "Underlying Agreement"), and to which this Assignment is Exhibit B, the Assignor desires to assign all of its right, title and interest in the Lease to Assignee, and the Assignee desires to acquire all of Assignor's right, title and interest in the Lease.

ASSIGNMENT

In consideration of the consideration to be paid under the Underlying Agreement by the Assignor to the Assignee, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor does hereby, assign, transfer, and deliver to the Assignee all of Assignor's right, title and interest in and to the Lease attached hereto as Attachment A which is by reference made a part hereof.

In consideration of the foregoing, the Assignee does hereby agree, effective as of and from the date of the execution and delivery of this Assignment and during the remainder of the term of the Lease, to perform all of the duties and obligations contained in the Lease and at all times to indemnify and save harmless the Assignor from and against any breach of the terms and conditions of the Lease as of the date of this Assignment. Assignor does hereby agree to

indemnify and save harmless Assignee from and against any breach of the terms and conditions of the Lease that may have occurred prior to the date of this Assignment. Assignee shall have the full right to assign its rights and obligations in the Lease in whole or in part.

This Assignment of Mineral Lease is effective as of the Closing date written above.

ASSIGNOR:	**ASSIGNEE:**
Nuclear Energy Corporation	American Strategic Minerals Corporation
By: ______________________________	By: ________________________
Name: Michael Thompson, Managing Member	Name: Kathleen Glasier, President

ACKNOWLEDGEMENT OF ASSIGNOR

STATE OF __________________)
) SS
COUNTY OF ________________)

This instrument was acknowledged before me on ___________, 2011 by Michael Thompson as Managing Member of Nuclear Energy Corporation, LLC a Colorado limited liability company.

____
Notary Public

Print Name:______________________________
Notary Public, State of ____________________
My Commission expires: __________________

ACKNOWLEDGEMENT OF ASSIGNEE

STATE OF __________________)
) SS
COUNTY OF ________________)

This instrument was acknowledged before me on ___________, 2011 by Kathleen Glasier, as President of American Strategic Minerals Corporation, a Colorado corporation.

____
Notary Public

Print Name:________________________
Notary Public, State of ______________
My Commission expires: _____________

Exhibit C

(Lease Assignment/Acceptance Agreement)

PROMISSORY NOTE

U.S. $99,474

1. For value received, American Strategic Minerals Corporation, a Colorado corporation whose address is 31161 Hwy 90, P.O. Box 888, Nucla Colorado 81424 (the "Borrower") promises to pay Nuclear Energy Corporation LLC, a Colorado limited liability company, whose address is 18050 County Road G, Cortez, Colorado 81321 (the "Note Holder"), the principal sum of Ninety Nine Thousand Four Hundred Seventy Four Dollars (US$99,474) (the "Principal") from this **28th day of December 2011**, until paid, at an interest rate of zero percent (0%) per annum. The Principal shall be payable at the address of Note Holder designated above, or such other place as Note Holder may designate in writing to Borrower, in one (1) payment of Ninety Nine Thousand Four Hundred Seventy Four Dollars (US$99,474), which shall be due on January 15, 2012. Such payments shall continue until the entire indebtedness evidenced by this Note is fully paid; provided, however, if not sooner paid, the entire principal amount outstanding shall be due and payable on January 15, 2012.

2. Borrower shall pay to Note Holder a late charge of five percent (5%), at simple interest per annum, of any payment not received by Note Holder within fifteen (15) days after the payment is due.

3. Payments received for application to this Note shall be applied first to the payment of late charges, if any, and second to the reduction of the principal amount hereof.

4. If any payment required by this Note is not paid when due, the Note Holder shall provide the Borrower with written notice of default. If upon providing written notice of default to the Borrower, the Borrower has not paid to the Note Holder the late Principal amounts (along with applicable late payments) within thirty (30) days of providing such notice, in the sole and absolute discretion of Note Holder, the Note Holder shall have the right to require that the entire principal amount outstanding be at once due and payable.

5. Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the Principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

6. Any notice to the Borrower provided for in this Note shall be in writing, shall be given at the address specified above, and be given and be effective upon (a) delivery to the Borrower or (b) by mailing such notice by U.S. certified mail, return receipt requested, addressed to the

Borrower at Borrower's address stated below, or to such other address as the Borrower may designate by written notice to the Note Holder. Any notice to the Note Holder shall be in writing, shall be given at the address specified above, and shall be given and be effective upon (a) deliver to the Note Holder or (b) by mailing such notice by U.S. certified mail, return receipt requested, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as the Note Holder may designate by written notice to the Borrower.

7. No rights or obligations hereunder are assignable or transferable by Borrower without the prior written consent of the Note Holder. On assignment, the assignee(s) shall assume all rights, privileges and obligations of the assignor hereunder.

AMERICAN STRATEGIC MINERALS CORPORATION
a Colorado corporation

By: ______________________________ Date:____________
Kathleen Glasier, President

ATTEST:

By:______________________________ Date:____________
Michael Moore, Secretary